Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-109572) of STMicroelectronics N.V. of our report dated March 16, 2016, except with regard to the segments restatement as described in Notes 8 (not presented herein), and 26 (not presented herein) to the consolidated financial statements appearing under Item 18 of the Company’s 2016 annual report on Form 20-F, for which the date is March 3, 2017, and except with regard to the segments restatement as described in Note 26, for which the date is March 1, 2018, relating to the financial statements, and financial statement schedule, which appears in this Form 20-F.

PricewaterhouseCoopers SA

/s/ Michael Foley	/s/ Claudia Benz
Michael Foley	Claudia Benz

Geneva, Switzerland

March 1, 2018